Exhibit (a)9

Investor Contacts:	Media Contact:
KCSA Strategic Communications	KCSA Strategic Communications
Jeffrey Goldberger / Marybeth Csaby	Lewis Goldberg
+1 212.896.1249 / +1 212.896.1236	+1 212.896.1216
jgoldberger@kcsa.com /mcsaby@kcsa.com	lgoldberg@kcsa.com
CASCAL N.V. FILES IN DUTCH COURT
— Applies for Immediate Relief to Protect Interest of Minority Shareholders
— Court Hearing Scheduled for June 10, 2010
London, U.K., June 3, 2010- Cascal N.V. (NYSE: HOO) (The Company) announced that it filed an application with the Court of Appeals Amsterdam Enterprise Chamber (the “Court”) on June 2, 2010 requesting that the Court grant preliminary relief in order to protect the interest of its minority shareholders. The Court has scheduled a hearing at 9:00 AM New York City time on June 10, 2010, ahead of the expiration of the Sembcorp Tender Offer (the “Offer”), which currently expires at 11:00 AM New York City time on June 21, 2010.
Cascal has serious objections to the Offer, including: the manner in which the Offer was prepared, the below market value assigned to Cascal shares and the Offer structure. The Company also objects to the unconditional and irrevocable terms Biwater accepted by agreeing to tender its Cascal shares to Sembcorp. As Cascal outlined in its filing with the Court, each of these items conflicts with fundamental principles set forth under Dutch corporate law and conflicts with the interests and fundamental obligations towards Cascal and Cascal’s minority shareholders.
Cascal has asked the Court to protect the rights of its minority shareholders by, among other things: appointing a special trustee to temporarily oversee Biwater’s holdings in Cascal, or alternatively, suspending Biwater’s right to vote its shares or to tender its shares to Sembcorp. The Company has asked the Court to maintain these provisions until such time that Sembcorp has committed itself to guaranteeing a sufficient number of independent members on Cascal’s Board that have adequate approval and veto rights on resolutions affecting the interests of Cascal’s minority shareholders. The Company has also asked that Sembcorp refrain from cancelling Cascal’s New York Stock Exchange (NYSE) listing and/or cancelling Cascal’s share registration with the Securities and Exchange Commission (SEC). Additionally, Cascal petitioned the Court to suspend the Cascal directors that are also affiliated with Biwater.
The Board of Directors has indicated that it is pursuing a number of additional initiatives to protect the interests of stockholders against Sembcorp’s inadequate and coercive offer.

About Cascal N.V.
Cascal provides water and wastewater services to its customers in eight countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama, Antigua and The Philippines. Cascal’s customers are predominantly homes and businesses representing a total population of approximately 4.7 million.
SECURITY HOLDERS SHOULD READ CASCAL N.V.’S SOLICITATION/RECOMMENDATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. INVESTORS MAY OBTAIN THE RECOMMENDATION AND OTHER FILED DOCUMENTS FREE OF CHARGE AT THE COMMISSION’S WEB SITE (www.sec.gov) AS WELL AS DIRECTLY FROM CASCAL N.V. BY CONTACTING JEFFREY GOLDBERGER, KCSA STRATEGIC COMMUNICATIONS, 880 THIRD AVENUE, NEW YORK, NEW YORK 10022, +1 212.896.1249, JGOLDBERGER@KCSA.COM. Learn more at www.cascal.co.uk
Forward-looking statements
This release contains forward-looking statements that are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1, 2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.
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